Exhibit 5.1

March 12, 2015

California Resources Corporation
10889 Wilshire Blvd.
Los Angeles, California 90024

Ladies and Gentlemen:

We have acted as counsel for California Resources Corporation, a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company, California Heavy Oil, Inc., a Delaware corporation (“CRC Heavy Oil”), California Resources Elk Hills, LLC, a Delaware limited liability company (“CRC Elk Hills”), California Resources Long Beach, Inc., a Delaware corporation (“CRC Long Beach”), California Resources Petroleum Corporation, a Delaware corporation (“CRC Petroleum”), California Resources Production Corporation, a Delaware corporation (“CRC Production”), California Resources Tidelands, Inc., a Delaware corporation (“CRC Tidelands”), California Resources Wilmington, LLC, a Delaware limited liability company (“Wilmington”), CRC Construction Services, LLC, a Delaware limited liability company (“CRC Construction”), CRC Marketing, Inc., a Delaware corporation (“CRC Marketing”), CRC Services, LLC, a Delaware limited liability company (“CRC Services”), Elk Hills Power, LLC, a Delaware limited liability company (“Elk Hills Power”), Socal Holding, LLC, a Delaware limited liability company (“Socal Holding”), Southern San Joaquin Production, Inc., Delaware corporation (“San Joaquin”), Thums Long Beach Company, a Delaware corporation (“Thums”) and Tidelands Oil Production Company, a Texas corporation (“Tidelands” and, together with CRC Heavy Oil, CRC Elk Hills, CRC Long Beach, CRC Petroleum, CRC Production, CRC Tidelands, CRC Wilmington, CRC Marketing, CRC Construction, CRC Services, Elk Hills Power, Socal Holding, San Joaquin, and Thums, the “Guarantors”), on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of up to $5,000,000,000 aggregate principal amount of its 5% Senior Notes due 2020, 5 1/2% Senior Notes due 2021 and 6% Senior Notes due 2024 (collectively, the “Registered Notes”) pursuant to the Registration Statement in exchange for up to $5,000,000,000 aggregate principal amount of its outstanding 5% Senior Notes due 2020, 5 1/2% Senior Notes due 2021 and 6% Seni

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or Notes due 2024 (collectively, the “Unregistered Notes”) and (ii) the Guarantors’ guarantees of the payment of the Registered Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.
The Unregistered Notes were issued, and the Registered Notes will be issued, under an Indenture, dated as of October 1, 2014 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Registered Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.
Based upon and subject to the foregoing, we are of the opinion that when the Registered Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Registered Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantee of each Guarantor will remain the valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).
We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
The foregoing opinions are limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware on the date hereof, the Texas Business Organizations Code and the Constitution of the State of Texas, as interpreted by the courts of the State of Texas on the date hereof, the laws of the State of New York, and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.